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                                                                     EXHIBIT 8.1


                     [LETTERHEAD OF CHADBOURNE & PARKE LLP]


                                February 2, 2001



OPINION LETTER



Cedar Brakes I, L.L.C.
1001 Louisiana Street
Houston, Texas  77002



Ladies and Gentlemen:


         We are acting as counsel to Cedar Brakes I, L.L.C. (the "Company"), a limited liability company organized under the laws of the State of Delaware, in connection with the offer to exchange (the "Exchange Offer") its 8 1/2% Series B Senior Secured Bonds due February 15, 2014 (the "Series B Bonds") for an equal principal amount of the Company's outstanding 8 1/2% Senior Secured Bonds due February 15, 2014 (the "Series A Bonds"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission by the Company for the purpose of registering the Series B Bonds under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.


         In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and descriptions thereof.

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                                                               February 2, 2001


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         Based upon the foregoing, and subject to the assumptions and other limitations set forth therein, the discussion in the Registration Statement under the caption "U.S. FEDERAL INCOME TAX CONSEQUENCES" represents our opinion as to the material U.S. Federal income tax consequences of the Exchange Offer and of owning and disposing of the Series B Bonds (other than those consequences that may be material to a holder based on its particular tax situation).


         We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.


                  We hereby consent to the use of our name under the captions "U.S. Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,



                                                     /s/ CHADBOURNE & PARKE LLP